Exhibit 10.10.14

March 1, 2018

Build-A-Bear Workshop, Inc.
1954 Innerbelt Business Center Drive
St. Louis, Missouri 63114 Attn: Chief Financial Officer

Re:

Revolving Credit Facility to Build-A-Bear Workshop, Inc., Build-A-Bear Workshop Franchise Holdings, Inc., Build-A-Bear Entertainment, LLC, Build-A-Bear Retail Management, Inc., and Build-A-Bear Card Services, LLC, (“Borrowers”)

Ladies and Gentlemen:

Reference is made to the Fourth Amended and Restated Loan Agreement dated as of August 11, 2008, as amended, among Borrowers and U.S. Bank National Association, as lender (“Lender”) pursuant to which Lender extended a revolving credit facility (the “Loan”) to Borrowers (the “Credit Agreement”). Capitalized terms used herein but not defined shall have the meanings set forth in the Credit Agreement.

Borrowers have changed their fiscal year-end from the 52 or 53 week period that ends on the Saturday nearest December 31 in each year to the 52 or 53 week period that ends on the Saturday nearest January 31 in each year. Accordingly, Borrowers’ compliance with Sections 6.4, 6.5 and 6.6 of the Credit Agreement shall hereafter be tested as of fiscal quarters ending on or about April 30, July 31, October 31 and January 31. Borrowers’ quarterly reporting required under Section 5.2 of the Credit Agreement shall be due within 45 days following fiscal quarters ending on or about April 30, July 31, and October 31. Borrowers’ annual statements required under Section 5.3 of the Credit Agreement shall be due within 120 days following each fiscal year ending on or about January 31. Borrowers’ compliance with Sections 6.5 and 6.6 of the Credit Agreement shall be determined based upon the twelve (12) month period ending on each test such date. Borrowers quarterly reporting required under Section 5.2 and 5.3 of the Credit Agreement shall include a trailing twelve (12) month calculation demonstrating Borrowers’ compliance with Sections 6.5 and 6.6 of the Credit Agreement. The foregoing shall not modify any calculations or covenant testing required as of December 31, 2017.

The foregoing shall not constitute a modification or an alteration of any of the other terms, conditions or covenants of the Credit Agreement or the other Loan Documents.  The foregoing will not relieve or release Borrowers from their respective duties, obligations, covenants or agreements under the Credit Agreement or the other Loan Documents or from the consequences of any Default or Event of Default thereunder, except as expressly described above.  The foregoing shall not obligate Lender to modify any other terms of the Loan Documents or to waive any Default or Events of Default, whether now existing or which may occur after the date hereof.  No course of dealing is established hereby.  Time is of the essence.

This letter will in all respects be governed and construed in accordance with the laws of the State of Ohio. This letter constitutes the entire agreement among the Borrowers and Lender with respect to the subject matter hereof and shall not be amended, modified or terminated except by a writing signed by the party to be charged therewith. Any signature delivered by a party by facsimile or e-mail transmission shall be deemed to be an original signature hereto. This letter will not be effective until executed by all parties hereto and delivered to Lender.

U.S. Bank National Association

By:	/s/ Jeffrey Mount
Jeffrey Mount Vice President

Agreed:

BUILD-A-BEAR WORKSHOP, INC., BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC., BUILD-A-BEAR RETAIL MANAGEMENT, INC.

	By:	/s/ Voin Todorovic
	Print Name:	Voin Todorovic
	Title:	Chief Financial Officer

BUILD-A-BEAR ENTERTAINMENT, LLC,
By: Build-A-Bear Retail Management, Inc., its Sole Member

	By:	/s/ Voin Todorovic
	Print Name:	Voin Todorovic
	Title:	Chief Financial Officer

BUILD-A-BEAR CARD SERVICES, LLC,
By: Build-A-Bear Workshop, Inc., its Sole Member

By:		/s/ Voin Todorovic
	Print Name:	Voin Todorovic
	Title:	Chief Financial Officer